Exhibit 10.3

2014 IMH FINANCIAL CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1.	PURPOSE OF PLAN

The purpose of this 2014 IMH Financial Corporation Non-Employee Director Compensation Plan (the “Plan”) is to attract, retain and compensate highly-qualified individuals who are not employees of IMH Financial Corporation or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and to promote common interests of such individuals with those of the shareholders of the Corporation.

2.	ELIGIBILITY

Independent Directors of the Corporation who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

3.	DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock and Series B-2 Cumulative Convertible Preferred Stock, as it may be amended from time to time. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Base Annual Retainer” means the annual retainer (excluding Service Fees and expenses) payable by the Corporation to an Independent Director pursuant to Section 6.2 hereof for service as a director of the Corporation, as such amount may be changed from time to time.

“Board” means the Board of Directors of the Corporation.

“Bylaws” means the Third Amended and Restated Bylaw of the Corporation as they may be amended from time to time.

“Charter” means the certificate of incorporation of the Corporation, as such certificate of incorporation may be amended from time to time.

“Corporation” means IMH Financial Corporation.

“Effective Date” of the Plan has the meaning set forth in Section 7.9 of the Plan.

“Election Retainer” means the one-time retainer payable by the Corporation to an Independent Director pursuant to Section 6.1 hereof upon such person’s election to the Board, as such amount may be changed from time to time.

Exhibit 10.3

“Election Retainer Vesting Date” means the date that is the second anniversary of a person’s appointment or election to the Board.

“Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

“Fair Market Value” means:

(i)
If Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

(ii)
If Shares are not so listed, but trades of Shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a Share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

(iii)	If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined by the Board in good faith.

“Independent Director” means a director of the Corporation who is not a common law employee of the Corporation and who meets the independence requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules adopted thereunder by the United States Securities and Exchange Commission (the “SEC”).

“Plan” means this IMH Financial Corporation Non-Employee Director Compensation Plan, as amended from time to time.

“Plan Year(s)” means the approximate twelve-month periods between annual meetings of the stockholders of the Corporation, which, for purposes of the Plan, are the periods for which annual retainers are earned.

“Shares” means the common stock of the Corporation and such other securities and property as may become the subject of awards under the Plan.

4.	ADMINISTRATION

4.1.	Administration. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or

Exhibit 10.3

more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

4.2.
Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation, the authority to:

4.2.1.
grant awards to Eligible Participants, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

4.2.2.	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

4.2.3.
construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

4.2.4.
determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

4.3.
Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof,

Exhibit 10.3

shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.4.
Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted to be taken or made in good faith.

4.5.	Delegation. The Administrator may delegate ministerial and non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

5.	SHARES SUBJECT TO THE PLAN; SHARE LIMITS; ADJUSTMENTS; ACCELERATION

5.1.
Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan.

5.2.
Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Participants under this Plan is 300,000 shares (the “Share Limit”), subject to adjustment pursuant to Section 7.6. The following limits also apply with respect to awards granted under this Plan.

5.3.
Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall also be available for subsequent awards under this Plan.

Exhibit 10.3

5.4.
Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan. No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

6.	RETAINERS, FEES, RESTRICTED STOCK GRANTS, AND EXPENSES

6.1.
Election Retainer. Each Eligible Participant shall be paid an Election Retainer as a result of such person’s election or appointment to the Board. The amount of the Election Retainer shall be established from time to time by the Board. Until changed by the Board, the Election Retainer shall be $50,000.00. The Election Retainer shall be payable promptly after the Election Retainer Vesting Date (and, in the event that such person has ceased to be a member of the Board as of the Election Retainer Vesting Date for any reason whatsoever, then the Election Retainer shall be forfeited and shall cease to be payable by the Corporation).

6.2.
Base Annual Retainer. Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer for a full Plan Year shall be $40,000.00. The Base Annual Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting or otherwise election or appointment to the Board. A pro rata Base Annual Retainer will be paid to any person who becomes an Eligible Participant on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as an Independent Director during the Plan Year. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter.

6.3.
Restricted Stock Grant. On the date of each annual meeting of the Company’s shareholders, commencing with the 2015 Annual Meeting, each Eligible Participant shall be granted shares of Restricted Stock for service as a director during each Plan Year. Notwithstanding the foregoing, for the partial year from the Effective Date until the 2015 Annual Meeting, each Eligible Participant shall be granted the full number of Restricted Shares set forth below. The number of shares of Restricted Stock to be granted for each subsequent Plan Year is subject to change from time to time by the Board. Until changed by the Board, the number of shares of Restricted Stock to be granted for each Plan Year shall be determined by dividing $20,000 by the then current Fair Market Value of the Corporation’s Common Stock. For purposes hereof, “Restricted Stock” means Common Stock of the Corporation which may not be transferred or otherwise disposed of by the holder thereof prior to becoming vested pursuant to the terms of a restricted stock agreement to be entered into by and between the Corporation and the Eligible

Exhibit 10.3

Participant. Until changed by the Board, Restricted Stock shall be subject to a one-year vesting requirement.

6.4.
Committee Member Fees. Each Eligible Participant shall be paid a cash fee for the following services as a director during each Plan Year (“Service Fees”). The amount of the Service Fees shall be established from time to time by the Board. Until changed by the Board, the Service Fees shall be as follows:

Role/Service	Amount
Attendance at Board Meetings	$2,500 per meeting
Chair of the Audit Committee	Annual Retainer of $25,000
Audit Committee Member	Annual Retainer of $12,500
Attendance at Audit Committee Meeting	$1,500 per meeting
Chair of the Compensation Committee	Annual Retainer of $10,000
Compensation Committee Member	Annual Retainer of $5,000
Attendance at Compensation Committee Meeting	$1,000 per meeting
Chair of Nominating Committee	Annual Retainer of $2,500
Nominating Committee Member	Annual Retainer of $1,000
Attendance at Nominating Committee Meeting	$1,000 per meeting
Investment Committee Service	$5,000 per each investment opportunity brought before the Investment Committee for approval

A pro rata Service Fee will be paid to any Eligible Participant who begins to serve in a capacity entitling such person to such fee on a date other than the beginning of a Plan Year, based on the number of full months he or she serves in such capacity. Payment of such pro-rated Service Fee shall begin on the date that the person first becomes entitled to such fee, and shall resume on a quarterly basis thereafter.

6.5.
Travel Expense Reimbursement. All members of the Board Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Corporation functions at which the Chief Executive Officer or Chair of the Board requests such director to participate. Notwithstanding the foregoing, the Corporation’s reimbursement obligations pursuant to this Section 6.5 shall be limited to expenses incurred during such director’s service as a director. Such payments will be made within 30 days after delivery of the director’s written requests for payment, accompanied by such evidence of expenses incurred as the Corporation may reasonably require, but in no event later than the last day of the director’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. A directors’ right to reimbursement pursuant to this Section 6.5 shall not be subject to liquidation or exchange for another benefit.

Exhibit 10.3

7.	OTHER PROVISIONS

7.1.
Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

7.2.
Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

7.3.
Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, provided that no such termination shall, without the consent of the Independent Director, affect the rights of such Independent Director to any compensation earned prior to such termination. No awards may be granted during any period that the Board suspends this Plan.

7.4.	Governing Law; Severability; Plan Construction.

7.4.1.	Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

7.4.2.	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

Exhibit 10.3

7.4.3.
Plan Construction. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

7.5.
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

7.6.
Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Shares, the Share Limit, and the number or class of shares of Shares to be delivered hereunder, shall be adjusted by the Administrator to reflect any such change in the number or class of Shares.

7.7.	Rights of Directors. Nothing contained in the Plan shall confer on any Independent Director any right to continue in service as a director of the Corporation.

7.8.
Taxes. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any award granted hereunder as it shall deem necessary or appropriate in its sole discretion.

7.9.
Term of Plan. The Effective Date of this Plan shall be August 6, 2014 provided that the Plan is approved at the annual meeting of shareholders held in 2015. The Plan shall terminate in ten years unless sooner terminated pursuant to Section 7.3 of the Plan.